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ANNUAL DEATH BENEFIT RESET (ADBR) RIDER

This rider is attached to and made a part of your policy.

DEFINITIONS

ADJUSTED PREMIUM PAYMENTS The total of all Premium Payments minus Proportional Withdrawals.

PROPORTIONAL WITHDRAWALS An amount equal to the amount withdrawn from the policy (including any amount withdrawn for the Surrender Charge) divided by the policy's Accumulation Value immediately preceding the withdrawal, multiplied by the total of all Adjusted Premium Payments immediately preceding the withdrawal.

RESET ANNIVERSARY The anniversary occurring every year from the Policy Date until either the Owner or the Annuitant is age 80. On the first Policy Anniversary, the Policy Date, as shown on the Policy Data Page, will be used as the prior Reset Anniversary.

RESET VALUE The Reset Value on the first Policy Anniversary is the greater of a) the Accumulation Value of this policy, and b) the total of the Premium Payments made to this policy, less any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals, and less any additional fees and charges since the prior Reset Anniversary.

The Reset Value calculated on the second and subsequent Reset Anniversary is based upon a comparison between: (a) the Accumulation Value on the current Reset Anniversary, and (b) the Reset Value on the prior Reset Anniversary plus any Premium Payments since the prior Reset Anniversary less any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals, and less any additional fees and charges since the prior Reset Anniversary. The greater of the compared values will be the new Reset Value.

RIDER PROVISIONS

1. WHAT BENEFIT DOES THIS RIDER PROVIDE?

This rider provides for an Annual Death Benefit Reset (ADBR) feature that resets and locks in the value of your death benefit at the highest policy value (Reset Value) available on your policy's Reset Anniversary. Every year, on your policy's Reset Anniversary, until you, or the Annuitant if you are not the Annuitant, are age 80, your death benefit will be adjusted to reflect a higher policy value if your policy value on that anniversary is greater than the value on the prior Reset Anniversary. At every Reset Anniversary, we compare (1) the current Accumulation Value with (2) the prior Reset Value, adding any subsequent Premium Payments and subtracting any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals and any additional fees and charges that were applied. The higher amount will be the new Reset Value.

2. WHO IS ELIGIBLE TO PURCHASE THIS RIDER?

This rider may be purchased only at the time of application for your policy if you, or the Annuitant if you are not the Annuitant, are age 75 or less. Eligibility is based on the issue age of the oldest Owner or Annuitant.

3. HOW IS YOUR DEATH BENEFIT DETERMINED IF YOU ELECT THIS RIDER?

If you or the Annuitant die prior to the Annuity Commencement Date, we will pay an amount as proceeds to the designated Beneficiary, as of the date we receive Proof of Death and all requirements necessary to make the payment. The amount will be the greater of:

         (a) the Accumulation Value;

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         (b) the sum of all Premium Payments made, less the amount of any
             Partial Withdrawals and Surrender Charges on those Partial Withdrawals, and less any additional fees and charges that were applied; or

         (c) the Reset Value plus, since the prior Reset Anniversary, any additional Premium Payments, less any Proportional Withdrawals, any Surrender Charges applicable to such Proportional Withdrawals and any additional fees and charges that were applied since the prior Reset Anniversary.

4. ARE CHARGES DEDUCTED FROM YOUR POLICY FOR THIS BENEFIT?

Yes. A charge will be deducted from the Accumulation Value at the end of each policy quarter based on the policy's Reset Value as of the last Policy Anniversary (or as of the Policy Date if within the first Policy Year). The charge will be deducted, on a pro-rata basis, from each Allocation Alternative and from the DCA Advantage Account, if applicable. Once you have purchased this rider, the charge for this rider will not change. The maximum charge for this rider is 1.00% annually.

5. WHEN DOES THE ADBR VALUE BECOME PAYABLE?

The ADBR value is payable at your death, or the death of the Annuitant if you are not the Annuitant, prior to the Annuity Commencement Date.

6. UNDER WHAT CIRCUMSTANCES IS THE ADBR VALUE NOT PAYABLE?

The ADBR value is not payable if the rider ends as explained in Provision 10 of this rider.

7. WHAT IS THE EFFECTIVE DATE OF THIS RIDER?

This rider is effective as of the Policy Date.

8. CAN THIS RIDER BE CANCELLED?

No. This rider is non-cancelable. Once elected, the provisions of this rider will remain in effect subject to the conditions in Provision 10 of this rider.

9. CAN THIS RIDER BE ADDED AFTER YOUR POLICY IS ISSUED?

No. This rider may not be added after the policy is issued.

10. WHEN DOES THIS RIDER END?

This rider will end 1) on the Annuity Commencement Date, 2) if you surrender the policy or 3) if we terminate the policy under the terms in Provision 4.5 of the policy.

GENERAL PROVISIONS

1. DOES THIS RIDER HAVE ANY ACCUMULATION VALUE?

No. This rider does not have any Accumulation Value.

2. WHAT HAPPENS IF THE POLICY HAS BEEN ASSIGNED?

If the policy is subject to an assignment, you must provide us with a written consent by the assignee prior to receiving the ADBR value provided by this rider.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                                        /s/ Frederick J. Sievert
                                                        ------------------------
                                                                       President

                                                        /s/ Catherine A. Marrion
                                                        ------------------------
                                                                       Secretary

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